NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 22, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Reclassification/Designation Change, which became effective on January 1, 2008 (New Year's Day), each Depositary Share (Each Representing 1/10 of a Share of 7.25% Series 4 Cumulative Redeemable Preferred Stock) of Regency Centers Corporation was converted into One (1) 7.25% Series 4 Cumulative Redeemable Preferred Stock of Regency Centers Corporation on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 2, 2008.